Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

UserTesting, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$1,266,798,320	(1)(2)	0.0001102	$139,602	(3)
Fees Previously Paid	$—			$—
Total Transaction Valuation	$1,266,798,320
Total Fees Due for Filing				$139,602
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$139,602

(1)	In accordance with Exchange Act Rule 0-11, the maximum number of securities of UserTesting, Inc. (“UserTesting”) to which this transaction applies is estimated, as of November 17, 2022, to be 173,105,392, which consists of (A) 154,247,835 shares of UserTesting common stock (which includes 7,594,468 Company RSUs (as defined herein)), entitled to receive consideration of $7.50 per share upon the effectiveness of the transaction and (B) options to purchase 18,857,557 shares of UserTesting common stock entitled to receive the consideration of $5.83 per share (the difference between $7.50 and the weighted average exercise price of $1.67 per share) in connection with the transaction.

(2)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of November 17, 2022, based on the sum of (A) 154,247,835 shares of UserTesting common stock (which includes 7,594,468 Company RSUs (as defined herein)) multiplied by $7.50 per share and (B) options to purchase 18,857,557 shares of UserTesting common stock multiplied by $5.83 per share (the difference between $7.50 and the weighted average exercise price of $1.67 per share).

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0001102.